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                               SCHEDULE 14A
                              (RULE 14A-101)

                 INFORMATION REQUIRED IN PROXY STATEMENT

                        SCHEDULE 14A INFORMATION
       PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.    )


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                              UNISYS CORPORATION
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               (Name of Registrant as Specified in Its Charter)

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
March 25, 1997


Letter to Employees
Greenway Proposal


The following is a message from Jim Unruh, chairman and CEO:

If you own Unisys stock either directly or through the Unisys Savings Plan or G-PEP programs, you will soon be receiving a copy of the 1996 Annual Report to Stockholders accompanied by a proxy statement and card for use in voting on stockholder matters.

No doubt you receive so much correspondence in the mail that you might be tempted to toss these materials in the trash. But I urge you to take the time to read the annual report and proxy statement, and to use your proxy card to vote. This is critical because one of the stockholder proposals included in the proxy statement is potentially disruptive to our business, our customer relationships, and to the financial progress we are making.

The proposal, described on page 8 of the proxy statement, suggests that the company separate its computer systems/software business from its two services businesses through a sale or spinoff. The proposal was submitted by the investment group Greenway Partners, which made a similar proposal in last year's proxy to split up the company into three separate businesses. Last year's proposal was soundly defeated by approximately 70% of the shares voted.

The Unisys Board of Directors is recommending against this year's proposal and we need your support to defeat it convincingly. Although the proposal is non-binding and cannot compel the Board of Directors to act upon the recommendations, it is important to send the right message to clients that we are focused on meeting their needs in an integrated fashion.

It is particularly important for participants in the Unisys Savings Plan to take the time to vote. That's because if you own shares in the Unisys Savings Plan and you do not return your signed proxy card by April 18, the trustee (Fidelity) will vote your shares for you in the same proportion as the votes it has received from participants who have sent in their cards. In short, if only a minority of participants send in their cards, the final vote will reflect their preferences - not necessarily yours.

Obviously, none of us, myself included, is satisfied by how the Unisys stock is currently valued in the marketplace. But a separation of our services and technology businesses is not the way to boost the stock price. It would jeopardize relationships with our clients at a time when more than 70% of our revenue comes from customers doing business with all three of our business units. And it would destroy the synergy among the groups, risking lower sales for all three.

A separation as outlined in this proposal would also eliminate a major differentiator for Unisys - our ability to provide integrated information management solutions to our clients. There is a growing need for companies that can offer organizations such a single source for integrated solutions. One analyst in a recent report wrote: "The frustration with disintegrated client/server systems is causing renewed interest in one-stop shopping." We are one of a select few companies in the marketplace that can provide these kind of integrated solutions.

Finally, such a separation would disrupt the clear financial progress we are making. The three-business structure we put in place a little over a year ago is working. In 1996 our revenue and profitability improved each quarter during the course of the year as the three groups focused their businesses and their cost structures to become more competitive in their respective markets. We significantly reduced our expenses and closed with a fourth-quarter operating profit margin that was the highest in three years. And our plans call for more financial progress and full-year profitability in 1997. We are gaining momentum.

Financial analysts who cover our company and our industry agree that this proposal is a bad idea. In a recent survey of 12 top-tier analysts who cover the company and the industry, none of them supported the proposal put forth by Greenway. One had this to say: "It doesn't make sense to spin the businesses off today because they are too interrelated. Spinning off the services today would not add value; on the contrary, it would result in a decline in value."

Frankly, there is just no question - the Greenway proposal does not work for Unisys clients, employees, or shareholders. The proposal should receive your "NO" vote. A vote for the proposal for any other reason would only be disruptive to client relationships and our business. Support our entire Unisys team and vote "NO" on the Greenway proposal.

In the end, there is only one clear route to getting our stock price up
- performance. As we deliver sustained growth in profitability and revenue, improved stockholder value will follow. We set the foundation in 1996. Now we need to deliver. Let's all stay focused on the task at hand and not let ourselves get distracted.

I and the rest of the management team appreciate your continued hard work and dedication.